Exhibit 10.2

GREEN ENERGY LIVE, INC.
EMPLOYMENT AGREEMENT

In conjunction with
STOCK PURCHASE ACQUISITION AGREEMENT
Of
COMANCHE LIVESTOCK EXCHANGE, LLC
By
GREEN ENERGY LIVE, INC.

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of Final Closing Date (the "Effective Date"), by and between GREEN ENERGY LIVE, INC., a Nevada corporation (the "Parent Company"), Comanche Livestock Exchange, LLC,(the “Company”) and DEAN CAGLE (the "Executive") (hereinafter collectively referred to as "the parties").

WHEREAS,

The Parent Company has acquired the Company under the “STOCK PURCHASE ACQUISITION AGREEMENT
Of COMANCHE LIVESTOCK EXCHANGE, LLC By GREEN ENERGY LIVE, INC.”.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the parties contained herein, the parties, intending to be legally bound, hereby agree as follows:

1)
Term. The term of employment under this Agreement shall be for the period commencing on the day that the Parent Company acquires the Company (the "Commencement Date") and ongoing until twenty-four (24) months or by Termination under Section 4 (the "Term"), subject to a two (2) year extension.

2)	Employment.

a)
Position. The Executive shall be employed by the Company as the President of the Company. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity. The Executive shall report only to the Board of the Parent Company.

b)
Obligations. The Executive agrees to devote reasonable business time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civic or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities hereunder.  Parent Company understands Executive operates a private cattle business and shall allow Executive to operate such private cattle business to the extent that such other business does not materially interfere with the operation of the Company.

c)	Duties. President shall have full use of Company or Company’s cash and accounts receivables for the purpose of reasonably maintaining and expanding the Company’s business.

3)
Base Salary. The Company agrees to pay or cause to be paid to the Executive a base salary of $50,000 per year or such larger amount as the Board may from time to time determine (the "Base Salary"). Such Base Salary shall be payable in accordance with the Company's customary practices applicable to its executive officers.

a)	Expenses. All Company related expenses incurred by Executive shall be paid by Company.

b)	Health Insurance. Executive shall continue with the Health Insurance program as currently provided by the Company prior to the Company being acquired by the Parent Company.

4)	Termination.

a)
Death. The Executive's employment hereunder shall terminate upon the Executive's death.  In this unlikely event, this employment contract is assigned to Colt Lee Cagle, son of Dean Cagle.  In the event that Colt Lee Cagle does not accept this position, then the next person to be offered this position before any other party is Douglas Gayle Jones, current Manager of Comanche Livestock Exchange, LLC.

b)
Disability. Either the Executive or the Company shall be entitled to terminate the Executive's employment for "Disability" by giving the other party a Notice of Termination (as defined below). For purposes of this Agreement, "Disability" shall mean the Executive's inability to perform his duties for a period of 180 consecutive days as a result of physical or mental impairment, illness or injury, and such condition, in the opinion of a medical doctor selected by the Company and reasonably acceptable to the Executive or his legal representative, is total and permanent.  In this unlikely event, this employment contract is assigned to Colt Lee Cagle, son of Dean Cagle.  In the event that Colt Lee Cagle does not accept this position, then the next person to be offered this position before any other party is Douglas Gayle Jones, current Manager of Comanche Livestock Exchange, LLC.

c)
Cause. The Company shall be entitled to terminate the Executive's employment for "Cause." For purposes of this Agreement, "Cause" shall mean that the Executive (i) pleads "guilty" or "no contest" to or is convicted of an act which is defined as a felony under federal or state law, or engages in willful misconduct which could reasonably be expected to harm the Company's business or its reputation. For this purpose, an act or failure to act shall be considered "willful misconduct" only if done, or omitted to be done, by the Executive in bad faith and without a reasonable belief that such act or failure to act was in the best interests of the Company.

d)
Good Reason. The Executive may terminate his employment hereunder for "Good Reason" by delivering to the Company (i) a Preliminary Notice of Good Reason (as defined below), and (ii) not earlier than 30 days from the delivery of such Preliminary Notice of Good Reason, a Notice of Termination. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following without the Executive's prior written consent:

A.	the failure to continue in the hired role of the Company;

B.
a material diminution in the Executive's duties, or the assignment to the Executive of duties materially inconsistent with, or the failure to assign to the Executive duties which are materially consistent with, his duties, positions, authority, responsibilities and reporting requirements as set forth in Section 2 of this Agreement, or the assignment of duties which materially impair the Executive's ability to function as the Chairman and Chief Executive Officer of the Company;

C.	a reduction in or a material delay in payment of the Executive's total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement;

D.
the Company, the Board or any person controlling the Company requires the Executive to be based outside of the United States, other than on travel reasonably required to carry out the Executive's obligations under this Agreement; or

E.
the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company not later than the effective date of a merger, consolidation, sale or similar transaction; provided, however, that "Good Reason" shall not include acts not taken in bad faith which are cured by the Company in all respects not later than 30 days from the date of receipt by the Company of a written notice from the Executive identifying in reasonable detail the act or acts constituting "Good Reason" (a "Preliminary Notice of Good Reason") or acts taken by the Company to reassign the Executive's duties and/or titles to another person or persons if the Executive has suffered a physical or mental infirmity which renders him unable to substantially perform his duties under this Agreement, provided that any such acts may be taken by the Company only after receiving an opinion of a physician reasonably acceptable to the Executive or his legal representative stating that there is no reasonable likelihood that the Executive will be able to return to full‐time employment with the Company performing his duties hereunder within 180 days. A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination.

e)
Voluntary; Retirement. The Executive may terminate his employment hereunder at any time and for any reason other than Good Reason or Disability (or for no reason) by giving the Company a Notice of Termination. Such voluntary termination shall be a "Retirement" and such termination shall not be deemed a breach of this Agreement.

f)
Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no purported termination of employment which requires a Notice of Termination shall be effective without such Notice of Termination. The Termination Date (as defined below) specified in such Notice of Termination shall be no less than two weeks from the date the Notice of Termination is given; provided, however, that (i) if the Executive's employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive and (ii) if the Executive terminates his employment in accordance with Subsection 4(f) of this Agreement, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Company.

g)
Termination Date. "Termination Date" shall mean the date of the termination of the Executive's employment with the Company and specifically (i) in the case of the Executive's death, his date of death; (ii) in the case of a termination of the Executive's employment for Cause, the relevant date specified in Section 4 of this Agreement; (iii) in the case of the expiration of the Term of this Agreement in accordance with Section 1, the date of such expiration; and (iv) in all other cases, the date specified in the Notice of Termination.

5)	Compensation Upon Termination of Employment. If Executive is terminated by the Company, Company shall pay two (2) months compensation, at the last base rate paid prior to termination.

6)	Employee Covenants.

a)
Unauthorized Disclosure. The Executive shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean disclosure by the Executive without the prior written consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of the Company, of any confidential information relating to the business or prospects of the Company including, but not limited to, any confidential information with respect to any of the Company's customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices, except (i) to the extent disclosure is or may be required by law, by a court of law or by any governmental agency or other person or entity with apparent jurisdiction to require him to divulge, disclose or make available such information or (ii) in confidence to an attorney or other advisor for the purpose of securing professional advice concerning the Executive's personal matters provided such attorney or other advisor agrees to observe these confidentiality provisions. Unauthorized Disclosure shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public or known within the Company's trade or industry (other than as a result of disclosure by him in violation of this Subsection 6(a)). This confidentiality covenant has no temporal, geographical or territorial restriction.

b)
Non Competition. During the Non‐Competition/No‐Raid Period described below, the Executive shall not, directly or indirectly, in the continental United States of America, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation or other entity that competes, directly or indirectly, with the Company or any affiliate of the Company; provided, however, that the "beneficial ownership" (as that term is defined in Rule 13d‐3 under the Exchange Act) by the Executive after his termination of employment with the Company, either individually or as a member of a "group" for purposes of Section 13(d)(3) under the Exchange Act and the regulations promulgated thereunder, of not more than two percent (2%) of the voting stock of any publicly‐held corporation shall not be a violation of this Agreement.

c)
Non‐Solicitation. During the Non‐Competition/No‐Raid Period described below, the Executive shall not, either directly or indirectly, alone or in conjunction with another person, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries and/or affiliates, with any person who at any time was an employee, customer or supplier of the Company, its subsidiaries and/or affiliates or otherwise had a business relationship with the Company, its subsidiaries and/or affiliates.

d)	For purposes of this Agreement, the "Non‐Competition/No‐Raid Period" means the period the Executive is employed by the Company plus one year thereafter.

e)
Remedies. The Executive agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Subsection 6(d) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

7)	Indemnification.

a)
The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of the Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the incorporation state of Company, against all cost, expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after‐tax amount of any such advance except to the extent the Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction realized by him for the repayment.

b)
Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 7(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption in any judicial proceeding that the Executive has not met the applicable standard of conduct.

c)
The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive, until such time as actions against the Executive are no longer permitted by law, with terms and conditions no less favorable than the most favorable coverage then applying to any other senior level executive officer or director of the Company.

8)	Successors and Assigns.

a)
This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein shall include any such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

b)
Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

9)	Reserved.

10)
Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

If to Company: Green Energy Live, Inc. Attention: Karen Clark 1740 44th Street, Suite 5-230 Wyoming, MI 49519	If to Executive: Dean Cagle Comanche Livestock Exchange, LLC Highway 67/377 Comanche, Texas 76442

11)
Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set‐off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

12)
Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Executive and the Company hereunder shall survive any termination of the Executive's employment.

13)
Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to n writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

14)
Governing Law / Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law rules utilized in that jurisdiction.  The venue shall be Comanche County, Texas..

15)
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16)
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts.

17)	Company Representation. The Company represents and warrants that it has obtained or will obtain any corporate approvals which are necessary for the Company to enter into and implement this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

“Executive”		“Company”
Dean Cagle		Green Energy Live, Inc.

/s/ Dean Cagle	07/24/2009	/s/ Karen Clark	07/24/2009
	Date	Karen Clark CEO	Date